Term Sheet CMTNG0753 Filed Pursuant to Rule 433 Registration No. 333-192302

Citigroup Inc.
$70,000,000

3.550% Callable Notes due 2025

Final Term Sheet

November 12, 2015

Issuer:	Citigroup Inc.
Offering:	3.550% Callable Notes due 2025
Underwriter:	Citigroup Global Markets Inc., an affiliate of Citigroup Inc.
Principal Amount:	$70,000,000
Pricing Date:	November 12, 2015
Settlement Date:	November 27, 2015 (T+10)
Maturity Date:	November 27, 2025
Price to Public:	100.000% of the Principal Amount plus accrued interest, if any, from November 27, 2015
Net Proceeds:	$70,000,000 (100.000% of the Principal Amount)
Coupon Rate (Per annum):	3.550%
Interest Calculation Period:	Each twelve-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date
Interest Payment Date:	Annually on the 27th of November beginning on November 27, 2016 and ending on the Maturity Date.
Day Count:	30/360, unadjusted
Early Redemption:	Callable at Par in whole and not in part, by the Issuer on each Interest Payment Date beginning on November 27, 2016 with no less than 5 Business Days Notification
Business Day:	New York, Modified Following Business Day Convention
Calculation Agent:	Citibank, N.A.
Form and Denominations:	Registered Medium-Term Notes in minimum denominations and minimum increments of $1,000,000
Clearing and Settlement:	DTC/Euroclear
CUSIP/ISIN:	17298C4N5 / US17298C4N56
Governing Law:	New York Law

Citigroup Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-192302) and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-800-831-9146.